Exhibit 5.6

TO:

Alexco Resource Corp.

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

Manitoba Securities Commission

United States Securities and Exchange Commission

Toronto Stock Exchange

Re:	Alexco Resource Corp. (the "Company") Consent of Expert

Reference is made to the technical report entitled "NI 43-101 Technical Report, Prefeasibility Study of the Keno Hill Silver District Project, Yukon Territory, Canada" with an effective date of March 28, 2019, as amended and issued on February 13, 2020 (the "Report").

In connection with the Company's Short Form Base Shelf (Preliminary) Prospectus dated October 16, 2020 and all documents incorporated by reference therein (collectively, the "Prospectus") and the Company's Registration Statement on Form F-10 dated October 16, 2020 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I, Cliff Revering, P.Eng., CPAG, BE, on behalf of myself and SRK Consulting (Canada) Inc., consent to the use of my name and SRK Consulting (Canada) Inc.'s name and references to the Report, or portions or summaries thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Cliff Revering
Cliff Revering, P.Eng., CPAG, BE